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                                                                   Exhibit 10.30

January 12, 2001

Asuri S. Raghavan
18889 Bellgrove Circle
Saratoga, CA 95070

Dear Asuri:

I am pleased to offer you the position of Executive Vice-President of the Surface Integrity Group reporting to Rick Hill, Chairman of the Board and Chief Executive Officer.

Your starting salary will be $27,500.00 per month, which when annualized is $330,000. In addition to this, an Incentive Stock Option (ISO) of 300,000 shares will be available to you subject to approval by the Board of Directors. These options will vest 25% per year over a four (4) year period beginning on your start date. Your entitlement to any stock options that may be approved is, of course, conditioned upon your signing of the applicable Stock Option Agreement and Plan and subject to the terms thereof.

Your existing GaSonics options in the amount of 400,000 shares will convert to Novellus options on a pro-rata basis at a rate of .52 Novellus shares for each share of GaSonics, in accordance with the definitive merger agreement between Novellus and GaSonics dated October 25, 2000. These converted shares will vest in accordance with the vesting schedule currently in force at GaSonics.

You also will be eligible to participate in the Novellus Bonus Program, subject to its terms. Under the Program, you will be eligible for a target amount of 100% of base salary contingent upon successful completion of company, business unit and personal performance objectives. On-going participation in the Program is subject to annual review by the Executive Staff and Compensation Committee.

You will receive a one-time hire-on bonus in the amount of $100,000.00 less applicable taxes, in your first paycheck. If you voluntarily terminate your employment with Novellus before your one-year anniversary with Novellus, you agree to repay the full amount of the sign-on bonus.

You also will be eligible for one (1) of the benefits detailed below:

1) The Change of Control benefits described in Section 9) of your March 3, 1998 GaSonics International offer letter in the event your employment from Novellus is terminated other than for cause or you resign for good reason, within twelve (12) months of continuous service.

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2)   If you resign for good reason or if Novellus terminates your employment other than for cause after at least one (1) year of continuous service, you will be eligible for:

     a) For two (2) years after your resignation date, base salary continuation and an annual bonus payment up to 100% of your total target bonus amount. Continued vesting of 150,000 shares of the Incentive Stock Option of 300,000 shares described above for two (2) years.

     b) Continued vesting for two (2) years of any stock option grants that you received during your employment in addition to the Incentive Stock Option of 300,000 shares described above.

3) If you resign for good reason or if Novellus terminates your employment other than for cause after at least two (2) years of continuous service, you will be eligible for:

     a) For two (2) years after your resignation date, base salary continuation and an annual bonus payment up to 100% of your total target bonus amount. Continued vesting of the Incentive Stock Option of 300,000 shares described above for two (2) years or until fully vested, whichever occurs first.

     b) Continued vesting for two (2) years of any stock option grants that you received in addition to the Incentive Stock Option of 300,000 shares described above.

Novellus has an excellent benefits program including health, dental, vision, life and long term disability insurance coverage. Novellus will pay one hundred percent of the cost of your coverage and a portion for your dependents in accordance with the terms of the benefits program in question.

This offer of employment is contingent upon your: (1) completion of the Novellus Employment Application; (2) signing of the Novellus Proprietary Information Agreement; (3) signing of the Novellus Employment Practices Acknowledgement; and
(4) providing verification of your eligibility for employment in the United States. A Novellus Application and an Employment Eligibility Verification form are enclosed to assist you in providing the information to Novellus on your first day of work.

Novellus is an at-will employer, which means that either you or the Company has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason or no reason.

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This offer letter is the full and complete statement of the parties understanding, supersedes any other communication, whether verbal or written, regarding your employment and only can be modified by a writing signed by you and an Officer of the Company (or his or her authorized designee).

Please acknowledge your acceptance of this offer by signing below. The entire Novellus staff looks forward to you joining Novellus and becoming a key person with our growing team.

Sincerely,

NOVELLUS SYSTEMS, INC.            ----------------------------------------------
                                  Accepted Date



Carla DeMerritt                   ---------------------------------------------
Director of Human Resources       Start Date (Effective date of close of merger)